Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-37344 and Form S-8 No. 333-47796) pertaining to the M.A. Hanna 401(k) and Retirement Plan, of our report dated May 21, 2003, with respect to the financial statements and schedules of the M.A. Hanna Company 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 23, 2003